Exhibit 10.20

BUSINESS PROTECTION AGREEMENT - ATPA

THIS BUSINESS PROTECTION AGREEMENT ("Agreement") is made this 27th day of February, 2008, by and between BENEFITS TECHNOLOGIES, LLC, a Delaware limited liability company (the "Company") and ASSOCIATED THIRD PARTY ADMINISTRATORS, a California corporation ("ATPA").

BACKGROUND

The Company, contemporaneously with the execution of this Agreement, is acquiring certain assets of ATPA and certain other companies.

The Company desires to assure, among other things, that it will be able to establish a relationship with ATPA's customers and continue ATPA's business without any interference from ATPA.

For purposes of this Agreement, the Company includes the Company and the Company’s parents, subsidiaries, affiliates, successors and assigns.

Therefore, pursuant to the terms of the Asset Contribution and Combination Agreement by and among ATPA, the Company, Trust Benefits Online, LLC (“TBOL”), Information Concepts, Inc. (“ICI”), Scott Vandeursen, Ronald D. Jensen and Bruce L. Biller dated January 31, 2008 (the "Purchase Agreement"), and as a condition of the Company's acquisition of certain of the assets of ATPA, the Company has required that this Agreement be executed.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1. RESTRICTIVE COVENANT.

1.1 Definitions.

1.1.1 "Customer": Any Person to which ICI, TBOL, ATPA or the Company has sold products or rendered services at any time during the twenty-four (24) month period immediately preceding the date of this Agreement.

1.1.2 "Person": An individual, firm, corporation or other entity, and/or any principal, agent, employee, stockholder, partner, officer, member, or director thereof.

1.1.3 "Prospective Customer": Any Person which has been actively solicited to purchase products or services from ICI, TBOL, ATPA or the Company at any time during the twenty-four (24) month period immediately preceding the date of this Agreement.

1.1.4 "Referral Source": A Person who has referred customers to ICI, TBOL, ATPA or the Company at any time during the twenty-four (24) month period immediately preceding the date of this Agreement.

1.2 Restrictions. For a period of sixty (60) months immediately following the date of this Agreement, ATPA shall not, directly or indirectly, for itself, or on behalf of any other person, firm, corporation or other entity, whether as principal, agent, employee, independent contractor, stockholder, joint venturer, partner, officer, member, director, sole proprietor, or otherwise:

1.2.1 Customers or Prospective Customers. Call upon or otherwise communicate with any Customer or Prospective Customer for the purpose of rendering or offering to render services in competition with those rendered by the Company, or render such services to the Customer or Prospective Customer.

1.2.2 Referral Sources. Call upon or communicate with any Referral Source for the purpose of soliciting the referral of customers or potential customers for services in competition with those rendered by the Company to any Person other than the Company.

1.2.3 Other Employees. Solicit, participate in or promote the solicitation of any person who is employed by the Company on the date of this Agreement or who is employed by the Company on or after the date of this Agreement to leave the employ of the Company or hire or engage any person who was employed by the Company at any time during the twenty-four (24) months preceding the date of this Agreement or who is employed by the Company on or after the date of this Agreement.

1.2.4 Disparaging Remarks. Make any disparaging remarks about the Company's business, products, services or personnel.

1.2.5 Interference. Interfere in any way with the Company's business, prospects or personnel.

1.2.6 Modification. ATPA acknowledges that the covenants contained in Section 1 are necessary in order to protect the goodwill of the Company's business and that those covenants are reasonable. However, if any court determines that any restriction set forth in Section 1 is unenforceable in accordance with its terms regarding duration, geographical limit, or scope of prohibited activity, then the covenant shall not terminate. Instead, with respect to its operation in the jurisdiction of the court which makes the adjudication, the covenant shall be deemed to have been amended to the extent required to render it valid and enforceable. The adjudication shall not be deemed to affect the validity or enforceability of the covenant in any jurisdiction other than the one in which the adjudication is made.

1.2.7 Retention by Company. Nothing in this Agreement shall prohibit or restrict ATPA from performing the prohibited activities under this Agreement for the Company, should ATPA be retained by the Company.

2. REMEDIES.

2.1 Extension. If ATPA violates any covenant contained in Section 1, then the Company shall not be deprived of the full benefit of the period of the covenant. Accordingly, the duration of the covenant shall be extended by the period of any violation of the covenant.

2.2 Bond. The Company shall not be required to post a bond or any similar assurance if it brings any action in order to enforce any of the covenants contained in Section 1.

2.3 Relief. In the event of a breach of any of the covenants contained in Section 1, the Company shall be entitled to injunctive or other equitable relief because the non-violating party will be caused irreparable injury and damage as a result of the breach. This right to injunctive relief shall include the right to both preliminary and permanent injunctions.

3. MISCELLANEOUS.

3.1 Governing Law. The laws of the State of California shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict of laws.

3.2 Consent to Jurisdiction. The parties submit to the jurisdiction of all state and federal courts sitting in the State of California, the venue of the Superior Court for Los Angeles County, and the venue of the U.S. District Court for the Central District of California and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in California.

3.3 Severability. A ruling by any court that one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect shall not affect any other provision of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended to the extent necessary to be enforceable within the jurisdiction of the court making the ruling and to preserve the transactions originally contemplated by this Agreement to the greatest extent possible.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. In that event, in proving this Agreement it shall only be necessary to produce or account for the counterpart signed by the party against whom the proof is being presented.

3.5 Headings. The section and subsection headings have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

3.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, personal representatives and other legal representatives, successors and permitted assigns. Except as otherwise specifically provided, this Agreement is not intended and shall not be construed to confer upon or to give any person other than the parties any rights or remedies.

3.7 Amendments and Modifications. This Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by all of the parties.

3.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters contained herein, and there are no representations, warranties, covenants or obligations except as set forth in this Agreement. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to any transaction contemplated by this Agreement.

3.9 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition or of any other term, covenant or condition of this Agreement. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of that right or power at any other time.

3.10 Remedies Cumulative. The remedies set forth in this Agreement are cumulative and are in addition to any other remedies allowed by law. Resort to one form of remedy shall not constitute a waiver of alternate remedies.

3.11 WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

3.12 Background. The Background is a part of this Agreement.

3.13 Costs of Litigation. If the Company files suit to enforce its rights under this Agreement, and the Company prevails, the Company shall be entitled to recover from any other party against whom the Company was successful all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys' fees (including expenses incurred to collect those expenses).

3.14 Word Forms. Wherever used in this Agreement, the singular shall include the plural, and the plural shall include the singular. The use of any gender, tense or conjugation shall include all genders, tenses and conjugations.

3.15 Notices. Any notice or other communication ("Notice") required or permitted under this Agreement shall be in writing and either delivered personally or sent by facsimile, overnight delivery, express mail, or certified or registered mail, postage prepaid, return receipt requested. A Notice shall be addressed, in the case of the Company, to Bruce Biller at 2200 E. Rte 66, Suite 102, Glendora, CA  91740, with a copy to Robert W. Shapiro, Shapiro Buchman Provine Patton, LLP, 1333 N. California Boulevard, Suite 350, Walnut Creek, CA 94596; or in the case of ATPA, at ATPA’s address as it appears on the signature page below. If sent by facsimile, a Notice shall be sent to the Company at (626) 852-5587, with a copy to Robert W. Shapiro at (925) 944-9701, or to ATPA at the facsimile number of ATPA that appears on the signature page below, if any. Any party may designate, by Notice to the others, substitute addresses, addressees or facsimile numbers for Notices, and thereafter, Notices are to be directed to those substitute addresses, addressees or facsimile numbers.

[signature page follows]

WITNESS the hands of the parties the date first above written.

BENEFITS TECHNOLOGIES, LLC

By:	/s/ Leonard Neuhaus
Len Neuhaus, Chairman

ASSOCIATED THIRD PARTY ADMINISTRATORS

By:	/s/ Rick Stierwalt
Rick Stierwalt President

Address:	1640 South Loop Road Alameda, CA 94502 Fax: (510) 337-3060